Exhibit 99.1

Contacts:
Peter Garcia	Jody Cain
PDL BioPharma, Inc.	LHA Investor Relations
775-832-8500	310-691-7100
Peter.Garcia@pdl.com	jcain@lhai.com

PDL BioPharma Reports Third Quarter 2018 Financial Results
Announces CEO succession plan

INCLINE VILLAGE, Nev. (November 6, 2018) – PDL BioPharma, Inc. (“PDL” or “the Company”) (NASDAQ: PDLI) reports financial results for the three and nine months ended September 30, 2018 including:

Third Quarter Financial Highlights

•	Total revenues of $67.9 million.

•	GAAP net income attributable to PDL’s shareholders of $25.6 million or $0.18 per share.

•	Non-GAAP net income attributable to PDL’s shareholders of $12.3 million. A reconciliation of GAAP to non-GAAP financial results can be found in Table 3 at the end of this news release.

•	Cash and cash equivalents of $401.0 million as of September 30, 2018.

•	Completed a $25.0 million share repurchase program authorized in September 2017 by repurchasing 0.6 million shares of common stock in the open market during the quarter for $1.4 million.

•	Announced new share repurchase program of up to $100.0 million.

“Our third quarter revenues increased 8% from the prior year to $68 million, reflecting higher product sales and $42 million in royalty rights revenue that included an increase in fair value of the royalty rights from Assertio Therapeutics, formerly known as Depomed, as a result of our purchase of the remaining interest in royalty payments of this asset,” said John P. McLaughlin, CEO of PDL. “We benefitted from a particularly strong showing during the quarter from the type 2 diabetes drug Glumetza®, and I’m pleased to report that overall the Assertio asset has performed substantially better than we expected. With Tekturna®, we are cautiously optimistic about the transition to a non-personal promotion campaign from a direct sales model, which we completed mid-way through the third quarter. Tekturna sales remained stable throughout the quarter, with the new sales strategy reducing costs and increasing profitability.”

“We announced a new $100 million share repurchase program in late September after completing the previous program early in the third quarter,” he added. “While to date we have been unable to execute any share buybacks under the new program due to blackout periods, we plan to begin aggressively repurchasing shares once the blackout is lifted.”

“After serving as CEO for more than 10 years, I have informed the board of directors of my intention to retire as CEO at year-end 2018 while continuing to serve on the board,” said McLaughlin. “It has been a pleasure to serve PDL and its shareholders. I’m gratified to announce our plan for PDL President, Dominique Monnet, to succeed me as CEO effective December 31, 2018 and to simultaneously join the PDL board. Dominique is a seasoned industry veteran with a track record of commercial success in biopharmaceutical development and has been an integral part of our management team for more than a year. I’m confident in Dominique’s leadership abilities and am delighted to be transferring the CEO responsibilities to his very capable hands.”

Mr. Monnet joined PDL as President in September 2017, bringing more than 30 years of leadership experience in the biotech and pharmaceutical industries. He was instrumental in overseeing global commercialization operations, including successful new product launches, while serving in senior management positions at Alexion Pharmaceuticals, Amgen and Schering-Plough.

“It is a privilege to succeed John as we continue to execute our strategy to accelerate PDL’s growth and deliver value to our shareholders,” said Monnet. “Under John’s leadership, PDL built a very strong balance sheet and an impressive track-record of investments. As a result, we are exceptionally well positioned to pursue exciting acquisition and partnership opportunities and invest and nurture companies and products that have the potential to grow, succeed and return superior shareholder value. I am delighted that John has agreed to remain on the Board, and I look forward to my continued partnership with the teams at PDL, Noden and Lensar.”

Revenue Highlights

•	Total revenues of $67.9 million for the three months ended September 30, 2018 included:

◦
Product revenues of $24.4 million, which consisted of $17.8 million from sales of Tekturna® and Tekturna HCT® in the U.S. and Rasilez® and Rasilez HCT® in the rest of the world (collectively, the Noden Products), and $6.6 million for product revenue from the LENSAR® Laser System;

◦	Net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets of $42.2 million, primarily related to the Assertio royalty asset;

◦	Royalties from PDL’s licensees to the Queen et al. patents of $0.5 million, which consisted of royalties earned on sales of Tysabri®; and

◦	Interest revenue from note receivable investment to CareView Communications (“CareView”) of $0.8 million.

•	Total revenues for the third quarter of 2018 were $67.9 million, compared with $62.7 million for the third quarter of 2017, reflecting PDL’s strategic shift to a pharmaceutical business model.

◦
Product revenue was $24.4 million, a 22% increase from $20.1 million for the comparable prior-year quarter due to sales of the Noden Products and the LENSAR Laser System, the latter of which PDL did not begin to recognize until May 2017. Product revenues accounted for 36% of total revenues compared with 32% in the third quarter of 2017;

◦	Product revenue from the Noden Products was $9.7 million in the U.S. and $8.1 million in the rest of the world;

◦
PDL recognized $42.2 million in revenue from royalty rights - change in fair value, compared with $35.4 million in the prior-year period. The increase was due to the increased fair value of the Assertio royalty rights as a result of the purchase of all of Assertio’s remaining interest in royalty and milestone payments payable on sales of type 2 diabetes products licensed by Assertio, offset by declines in fair value adjustments for certain other royalty right assets;

▪
PDL received $19.1 million in net cash royalties from its royalty rights for the third quarter of 2018, compared with $26.3 million for the prior-year period. The decrease is mainly due to higher royalties in 2017 as a result of the launch of the authorized generic for Glumetza® in February 2017 sold by a subsidiary of Bausch Health Companies Inc. (formerly known as Valeant Pharmaceuticals International, Inc.);

◦
Royalties from PDL’s licensees to the Queen et al. patents were $0.5 million, compared with $1.4 million for the third quarter of 2017 as product supply of Tysabri® manufactured prior to patent expiry in the U.S. have been extinguished and ex-U.S. product supplies are rapidly being depleted; and

◦
Interest revenue from the note receivable investment to CareView was $0.8 million. Interest revenue decreased from $5.3 million in the prior-year due to the sale of the kaléo, Inc. note receivable in September 2017.

•	Total revenues for the nine months ended September 30, 2018 were $153.0 million, compared with $252.0 million for the nine months ended September 30, 2017:

◦
Product revenue was $79.5 million, a 54% increase from $51.5 million for the prior-year period. Product revenue for 2018 consisted of $62.0 million from sales of the Noden Products and $17.5 million from sales of the LENSAR® Laser System;

◦	PDL recognized $66.1 million in revenue from royalty rights - change in fair value, compared with $132.2 million for the prior-year period;

▪	PDL received $57.0 million in net cash royalties from its royalty rights year-to-date 2018, compared with $74.4 million for the prior-year period;

◦	Royalties from PDL’s licensees to the Queen et al. patents were $4.5 million, compared with $31.9 million for the prior-year period; and

◦
Interest revenue from note receivable investment to CareView was $2.3 million. Interest revenue decreased from $17.0 million in the comparable nine-month period of 2017 due to the above-noted sale of the kaléo, Inc. note receivable in September 2017.

◦
License and other revenue decreased by $18.9 million primarily due to a $19.5 million payment received in 2017 from Merck as part of the previously announced settlement agreement to resolve the patent infringement lawsuits related to Keytruda®.

Operating Expense Highlights

•
Operating expenses for the three months ended September 30, 2018 of $31.2 million increased $1.0 million from $30.1 million for the three months ended September 30, 2017. The increase was a result of the Noden Products and LENSAR contributing additional cost of product revenue of $6.0 million and $0.4 million, respectively, due to increased revenue from the Noden Products and recognition of costs of product revenue for ex-U.S. revenue and increased revenue from LENSAR, as well as general and administrative expenses increasing 10%, or $1.2 million, primarily due to stock-based compensation awards granted in the period, partially offset by lower asset management and asset purchase professional expenses. The increase in operating expenses was partially offset by lower intangible asset amortization expense due to the second quarter of 2018 impairment of the intangible assets related to the Noden Products, as well as by reduced sales and marketing expenses related to the change in marketing strategy of the Noden Products.

•
Operating expenses for the nine months ended September 30, 2018 were $237.1 million, a $149.0 million increase from $88.1 million for the prior-year period. The increase was primarily a result of the impairment of the Noden intangible asset of $152.3 million, as well as the Noden Products and LENSAR contributing additional cost of product revenue of $20.0 million and $4.4 million, respectively, which was due to increased revenue from the Noden Products and recognition of costs of product revenue for ex-U.S. revenue and increased revenue from LENSAR, which PDL did not begin to recognize until May 2017, partially offset by the decrease in fair value of the contingent liability.

Stock Repurchase Programs

•
From July 1, 2018 to July 5, 2018, the Company completed its $25.0 million stock repurchase program with the repurchase of 0.6 million shares of its common stock at a weighted average price of $2.44 per share, for a total of $1.4 million.

•
PDL repurchased 8.7 million shares of its common stock under the $25.0 million share repurchase program during the nine months ended September 30, 2018, for an aggregate purchase price of $25.0 million, or an average cost of $2.86 per share, including trading commission. All shares repurchased were retired.

•	Since initiating its first stock repurchase program in March 2017, the Company has used $55.0 million to repurchase a total of 22.1 million shares of its common stock.

•
On September 21, 2018, the Company’s board of directors authorized the repurchase of issued and outstanding shares of the Company’s common stock having an aggregate value of up to $100.0 million pursuant to a new share repurchase program.

Other Financial Highlights

•	PDL had cash and cash equivalents of $401.0 million as of September 30, 2018, compared with cash, cash equivalents and short-term investments of $532.1 million as of December 31, 2017.

•
The reduction in cash balance for the nine months ended September 30, 2018 was primarily a result of retiring the remaining $126.4 million of principal from PDL’s 4.0% Convertible Senior Notes due 2018, plus $2.6 million of accrued interest, common stock repurchases of $25.0 million and the $20.0 million purchase of Assertio’s remaining interest in royalty and milestone payments payable on sales of type 2 diabetes products licensed by Assertio, partially offset by the proceeds from royalty rights of $57.0 million.

Conference Call and Webcast Details

PDL will hold a conference call to discuss financial results and provide a business update at 4:30 p.m. Eastern time today, November 6, 2018. Slides to accompany the conference call are available in the Investor Relations section of www.pdl.com.

To access the live conference call via phone, please dial 844-535-4071 from the U.S. and Canada or 706-679-2458 internationally. The conference ID is 6461756. A telephone replay will be available beginning approximately one hour after the call through one week following the call and may be accessed by dialing 855-859-2056 from the U.S. and Canada or 404-537-3406 internationally. The replay passcode is 6461756.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at www.pdl.com and go to the Investor Relations section and select “Events & Presentations.”

About PDL BioPharma, Inc.

We seek to provide a significant return for our stockholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotechnology, pharmaceutical and medical device industries. In 2012 we began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016 we began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, we have consummated 17 of such transactions, of which nine are active and outstanding. We have one debt transaction outstanding, representing deployed capital of $20.0 million: CareView; we have one hybrid royalty/debt transaction outstanding, representing deployed capital of $44.0 million: Wellstat Diagnostics; and we have five royalty transactions outstanding, representing deployed capital of $416.1 million, respectively: KYBELLA®, AcelRx, University of Michigan, Viscogliosi Brothers and Depomed (now Assertio Therapeutics). Our equity and loan investments in the Noden Products represent deployed capital of $191.2 million, respectively, and our converted equity and loan investment in LENSAR represents deployed capital of $40.0 million.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2018 and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues
Royalties from Queen et al. patents	$533	$1,443	$4,534	$31,884
Royalty rights - change in fair value	42,184	35,353	66,117	132,224
Interest revenue	754	6,051	2,254	16,968
Product revenue, net	24,387	20,067	79,472	51,477
License and other	40	(165)	614	19,471
Total revenues	67,898	62,749	152,991	252,024

Operating Expenses
Cost of product revenue (excluding intangible amortization and impairment)	11,926	5,565	37,016	12,632
Amortization of intangible assets	1,577	6,275	14,254	18,438
General and administrative expenses	13,211	11,989	39,401	35,853
Sales and marketing	3,469	4,994	14,367	11,194
Research and development	672	605	2,149	6,652
Impairment of intangible assets	—	—	152,330	—
Change in fair value of anniversary payment and contingent consideration	302	700	(22,433)	3,349
Total operating expenses	31,157	30,128	237,084	88,118
Operating income (loss)	36,741	32,621	(84,093)	163,906

Non-operating expense, net
Interest and other income, net	1,581	238	4,871	726
Interest expense	(2,866)	(5,096)	(9,262)	(15,082)
Gain (loss) on bargain purchase	—	(2,276)	—	3,995
Total non-operating expense, net	(1,285)	(7,134)	(4,391)	(10,361)

Income (loss) before income taxes	35,456	25,487	(88,484)	153,545
Income tax expense (benefit)	9,900	4,755	(3,346)	65,180
Net income (loss)	25,556	20,732	(85,138)	88,365
Less: Net loss attributable to noncontrolling interests	—	—	—	(47)
Net income (loss) attributable to PDL’s shareholders	$25,556	$20,732	$(85,138)	$88,412

Net income (loss) per share
Basic	$0.18	$0.14	$(0.58)	$0.56
Diluted	$0.18	$0.14	$(0.58)	$0.56

Shares used to compute income per basic share	143,171	151,146	147,159	156,802
Shares used to compute income per diluted share	144,224	152,317	147,159	157,529

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30,	December 31,
	2018	2017
Cash, cash equivalents and short-term investments	$400,984	$532,114
Total notes receivable	$70,966	$70,737
Total royalty rights - at fair value	$378,291	$349,223
Total assets	$984,427	$1,243,123
Total convertible notes payable	$122,780	$243,481
Total stockholders’ equity	$739,387	$845,890

TABLE 3
PDL BIOPHARMA, INC.
GAAP to NON-GAAP RECONCILIATION:
NET INCOME AND DILUTED EARNINGS PER SHARE
(Unaudited)
(In thousands)

A reconciliation between net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
GAAP net income (loss) attributed to PDL’s shareholders as reported	$25,556	$20,732	$(85,138)	$88,412
Adjustments to Non-GAAP net income (loss) (as detailed below)	(13,249)	975	126,925	(14,730)
Non-GAAP net income attributed to PDL’s shareholders	$12,307	$21,707	$41,787	$73,682

An itemized reconciliation between net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
GAAP net income (loss) attributed to PDL’s shareholders as reported	$25,556	$20,732	$(85,138)	$88,412
Adjustments:
Mark-to-market adjustment to fair value assets	(23,128)	(9,011)	(9,068)	(57,820)
Non-cash interest revenues	(79)	(670)	(229)	(823)
Non-cash stock-based compensation expense	2,596	939	4,814	3,014
Non-cash debt offering costs	1,834	2,801	5,745	8,195
Mark-to-market adjustment on warrants held	(40)	165	(114)	29
Impairment of intangible assets	—	—	152,330	—
Amortization of intangible assets	1,577	6,275	14,254	18,438
Mark-to-market adjustment of anniversary payment and contingent consideration	302	700	(22,433)	3,349
Income tax effect related to above items	3,689	(224)	(18,374)	10,888
Total adjustments	(13,249)	975	126,925	(14,730)
Non-GAAP net income	$12,307	$21,707	$41,787	$73,682

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and diluted earnings per share, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income“ is not based on any standardized methodology prescribed by GAAP and represent GAAP net income adjusted to exclude (1) mark-to-market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) non-cash interest revenue from notes receivable (3) stock-based compensation expense, (4)

non-cash interest expense related to PDL debt offering costs, (5) mark-to-market adjustments related to warrants held, (6) impairment of intangible assets, (7) amortization of intangible assets, (8) mark-to-market adjustment related to acquisition-related contingent considerations, and to adjust (9) the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

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